EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
April 20, 2007

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS
FIRST QUARTER 2007 EARNINGS

BALTIMORE, MD (April 20, 2007) Bay National Corporation (Nasdaq: BAYN), the bank holding company for Bay National Bank, today reported record pre-tax quarterly income of $1.041 million, an increase of 4.2% over first quarter 2006 results. After-tax net income per diluted share for the first quarter 2007 was $0.31 as compared to $0.30 in the first quarter of 2006. Net interest income rose 16.2% to $3.1 million as compared to $2.7 million in the first quarter of 2006. Book value per common share also reached a new high of $10.06, up 15% from the year-ago quarter. Importantly, core deposits rose 20.9% year-over-year, in spite of intense competition.

Hugh W. Mohler, Chairman & CEO, commented, “Given the dynamics of the banking industry and the uncertain economic news, we are very pleased with our performance in the first quarter 2007. Although net interest margin compression continues as a consistent issue facing the industry as a whole, our net interest margin remained relatively unchanged from a year ago, and, at 5.16%, it is one of the highest among our peer group. Asset quality and the net interest margin remain our top priorities… we will not sacrifice the net interest margin or credit quality for the sake of growth.”

As noted, asset quality remained at a superior level at March 31, 2007. There were no charge-offs during the quarter and only one loan of approximately $37,000 was classified as non-accrual. In addition, the Company recovered the entire amount, approximately $28,000, of the only loan that was charged off in 2006.

Total assets rose 15.6% to $250,217 million at March 31, 2007 as compared to $216,452 million at March 31, 2006. Net loans increased $23.5 million, an 11.7% year-over-year increase, and stockholders’ equity reached a record high of $19,478 million at the end of March 2007.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Such statements, specifically regarding Bay National Corporation’s intentions regarding growth, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF MARCH 31, 2007 and 2006
(dollars in thousands, except per share data)

	2007	2006
Total assets	$250,217	$216,452
Cash and due from banks	2,159	2,196
Federal funds sold and other overnight investments	18,005	7,384
Investment securities available for sale	697	1,935
Other equity securities	1,156	943
Loans, net	223,924	200,425
Deposits	218,262	189,630
Short-term borrowings	2,681	569
Subordinated Debt	8,000	8,000
Stockholders’ equity	19,478	16,860

Common shares outstanding	1,935,369	1,927,894
Book value per share	$10.06	$8.75
Ratio of interest earning assets to interest bearing liabilities	125.15%	124.82%
Stockholders’ equity as a percentage of assets	7.78%	7.79%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 and 2006

Weighted average yield/rate on:	2007	2006
Loans	9.28%	8.63%
Investments and interest bearing cash balances	4.25%	2.74%
Interest bearing liabilities	4.54%	3.82%
Net interest spread	4.23%	4.47%
Net interest margin	5.16%	5.20%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE MONTHS ENDED MARCH 31, 2007 and 2006
(dollars in thousands, except per share data)

	Three Months Ended March 31
	2007	2006
Interest income	$5,343	$4,307
Interest expense	2,199	1,602
Net interest income	3,144	2,705
Provision for credit losses	-	-
Net interest income after provision for credit losses	3,144	2,705
Non-interest income	192	140
Non-interest expenses	2,295	1,846
Income before income taxes	1,041	999
Income tax expense	422	397
Net income	$619	$602

PER COMMON SHARE
Basic net income per share	$.32	$.31
Diluted net income per share	$.31	$.30
Average shares outstanding (Basic)	1,935,369	1,926,038
Average shares outstanding (Diluted)	2,010,097	2,010,842

STOCK PRICE
High	$19.30	$23.00
Low	$17.05	$17.90
Close	$18.75	$19.15

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	March 31, 2007	March 31, 2006
Total deposits	$218,262	$189,630
National market certificates of deposit	(26,518)	(33,669)
Variable balance accounts (1 customer as of March 31, 2007 and 3 customers as of March 31, 2006)	(10,222)	(8,323)
Portion of variable balance accounts considered to be core	3,000	5,000
Core deposits	$184,522	$152,638